Exhibit 3.6

Description of Share Capital of
IHS Markit Ltd.

The following description of the share capital of IHS Markit Ltd. (the “Company”) summarises certain provisions of the Company’s memorandum of association and bye-laws (as amended and restated). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Company’s memorandum of association and bye-laws, copies of which have been filed as exhibits to this annual report. Prospective investors are urged to read the Company’s memorandum of association and bye-laws for a complete understanding of them.

General

The Company is an exempted company incorporated under the laws of Bermuda. The Company is registered with the Registrar of Companies in Bermuda under registration number 48610. The Company was incorporated on January 16, 2014 under the name Markit Ltd. The Company’s registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

The objects of the Company’s business are unrestricted, and the Company has the capacity of a natural person. The Company can therefore undertake activities without restrictions on its capacity.

Since the Company’s incorporation, other than an increase in its authorised share capital to 3,000,000,000 shares and the merger between IHS Inc. and Marvel Merger Sub, Inc. (a subsidiary of the Company) on July 12, 2016 with its resulting name change, there have been no material changes to its share capital, mergers, amalgamations or consolidations of the Company or any of its subsidiaries, no material changes in the mode of conducting its business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to the Company or its subsidiaries.

The Company’s common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “INFO.”

Settlement of the Company’s common shares takes place through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Share Capital

The Company’s authorised share capital consists of issued common shares, par value $0.01 per share, and undesignated shares, par value $0.01 per share that the Company’s Board of Directors is authorised to designate from time to time as common shares or as preference shares.

Pursuant to the Company’s bye-laws, subject to the requirements of any stock exchange on which its shares are listed and to any resolution of the shareholders to the contrary, the Company’s Board of Directors is authorised to issue any of its authorised but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote the Company’s shares.

Common Shares

Holders of common shares have no preemptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Company’s bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting.

In the event of the Company’s liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and the Company’s bye-laws, the Company’s Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Company’s Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the Company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than its liabilities. Under the Company’s bye-laws, each common share is entitled to dividends if, as and when dividends are declared by the Company’s Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of the Company’s common shares listed on the NYSE will be paid to Computershare Inc., the Company’s paying agent in the United States, for disbursement to those holders.

Variation of Rights

If at any time the Company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. The Company’s bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

The Company’s Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. The Company’s Board of Directors may also refuse to recognise an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as the Company’s Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in the Company’s bye-laws (or as near thereto as circumstances permit) or in such other common form as the Company’s Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share, the Company’s Board of Directors may accept the instrument signed only by the transferor.

Where the Company’s shares are listed or admitted to trading on any appointed stock exchange, such as the NYSE, they will be transferred in accordance with the rules and regulations of such exchange.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. The Company has chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Company’s bye-laws provide that its Board of Directors may convene an annual general meeting and the chairman or a majority of the Company’s directors then in office may convene a special general meeting. Under the Company’s bye-laws, at least 14 days’ notice of an annual general meeting or 10 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed upon: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Subject to the rules of the NYSE, the quorum required for a general meeting of shareholders is two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares entitled to vote at such general meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours on any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours on any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

The Company’s bye-laws provide that its Board of Directors shall consist of five directors or such greater number as its Board of Directors may determine. The Company’s bye-laws were amended and restated in 2018 to eliminate the classified structure of its Board of Directors over a three-year period and provide that all director nominees standing for election upon completion of their term after the 2018 annual general meeting would be elected to a one-year term. This phasing out of the classified structure of the Company’s Board of Directors will be completed at the Company’s 2021 annual general meeting. Any director elected or appointed to fill a vacancy pursuant to the Company’s bye-laws shall hold office until the next annual general meeting of shareholders held after the date of such appointment.

Any shareholder wishing to propose for election as a director someone who is not proposed by the Company’s Board of Directors must give notice of the intention to propose the person for election. Where a Director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of notice or, in the event that the annual general meeting is called for a date that is more than 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

The Company’s bye-laws provide that any shareholder or group of up to 20 shareholders holding an aggregate of at least 3% of the Company’s issued and outstanding common shares continuously for at least three years, may give timely notice to nominate and require to be included in the Company’s proxy materials for an annual general meeting director nominees constituting up to 20% of the Board of Directors, provided that the shareholder(s) and nominee(s) satisfy the requirements in the bye-laws.

The Company’s bye-laws provide that to be timely, a shareholder’s nomination must be submitted not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company mailed its proxy statement for the preceding year’s annual general meeting; provided, however, that if the annual general meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual general meeting and ends 30 days after the first anniversary date of the preceding year’s annual general meeting, the shareholder’s nomination notice must be submitted by the later of the close of business on the date 180 days prior to the annual general meeting date or the tenth day following the public announcement of the annual general meeting date.

A director may be removed, only with cause, by the shareholders, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

The Company’s bye-laws provide that its business is to be managed and conducted by its Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in the Company’s bye-laws or Bermuda law that directors hold any of the Company’s shares. There is also no requirement in the Company’s bye-laws or Bermuda law that its directors must retire at a certain age.
The compensation of the Company’s directors is determined by its Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. The Company’s directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with the Company’s business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or proposed contract with the Company as required by Bermuda law is not entitled to vote in respect of any such contract or proposed contract in which he or she is interested unless the chairman of the relevant meeting of the Company’s Board of Directors determines that such director is not disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Company’s bye-laws provide that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Company shall advance funds to its officers and directors for expenses incurred in their defence on condition to repay the funds if any allegation of fraud or dishonesty is proved. The Company’s bye-laws provide that the shareholders agree to waive all claims or rights of action that they might have, individually or in right of the company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders and in addition the Company’s bye-laws require that any such amendments must also be approved by a resolution of the Company’s Board of Directors. The Company’s bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the Company’s Board of Directors and by a resolution of its shareholders. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66-2/3% of the Company’s directors then in office and the affirmative vote of at least 66-2/3% of the votes attached to all of the Company’s shares in issue.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favour of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

The Company’s bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Company’s bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by the Company’s Board of Directors and authorised at an annual or special general meeting by the affirmative vote of at least 66-2/3% of the votes attaching to the Company’s issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the person became an interested shareholder, the Company’s Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder; or (ii) upon the consummation of the transaction that resulted in the person becoming an interested shareholder, the interested shareholder owned shares of the Company representing at least 85% of the votes attaching to the Company’s issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns shares representing 15% or more of the votes attaching to the Company’s issued and outstanding voting shares and any person affiliated or associated with the Company that owned shares representing 15% or more of the votes attaching to the Company’s issued and outstanding voting shares at any time three years prior to the relevant time.

The Company’s bye-laws provide that a merger or an amalgamation that is not a business combination or that is a business combination to which the provisions described in the previous paragraph do not apply but which the Companies Act requires to be approved by the shareholders, then, for any such merger, amalgamation or business combination that has been approved by the Company’s Board of Directors it must only be approved by the affirmative votes of a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present and representing in person or by proxy in excess of 50% of all issued and outstanding shares entitled to vote at such general meeting; and for any merger or amalgamation or business combination not approved by the Company’s Board of Directors it must be approved by a resolution of the Company’s shareholders, including the affirmative vote of not less than 66-2/3% of the votes attaching to all of the Company’s shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favour of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Company’s bye-laws contain a provision by virtue of which the Company’s shareholders waive any claim or right of action that they have, both individually and on the Company’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalisation of Profits and Reserves

Pursuant to the Company’s bye-laws, its Board of Directors may (i) capitalise any part of the amount of the Company’s share premium or other reserve accounts or any amount credited to the Company’s profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which serves as branch registrar and transfer agent.

Untraced Shareholders

The Company’s bye-laws provide that its Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, the Company is entitled to cease sending dividend drafts and cheques by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend cheque or draft.

Certain Provisions of Bermuda Law

The Company has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on the Company’s ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of the Company’s common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all shares of the Company to and between residents and non-residents of Bermuda for exchange control purposes, provided that the Company’s shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the Company’s performance or its creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of the Company’s business or for the correctness of any opinions or statements expressed in this annual report. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example, as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, the Company is not bound to investigate or see to the execution of any such trust.